QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.9

**—CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

AGREEMENT FOR HOME DELIVERY LOGISTICS SERVICES

        This Agreement for Home Delivery Logistics Services (this "Agreement"), executed as of this 1st day of July, 2009, is made by and between MWI Veterinary Supply Co., located at 651 S. Stratford Drive, Suite 100, Meridian, ID 83642 ("MWI"), and Medical Management International, Inc., dba Banfield, The Pet Hospital, located at 8000 Tillamook Street, Portland, OR 97213 ("Banfield"). The parties agree to the following:

        1.    Home Delivery Logistics Fees.    Banfield and MWI have agreed upon the following logistics fees to be paid by Banfield for services performed by MWI in accordance with this Agreement (the "Home Delivery Logistics Fees" and each, a "Home Delivery Logistics Fee"). The respective Home Delivery Logistics Fees will be payable in the circumstances described for each fee below. The amount of each Home Delivery Logistics Fee as stated below is /**/. No more than one Home Delivery Logistics Fee will be payable on /**/.

Order Type	Home Delivery Logistics Fee	Functions Performed by MWI
Non-Pharmacy Product	/**/	Pet portal or CRM order processing; warehouse (including picking, packing, and dispatch); revenue collection
Prescription Product	/**/	Pet portal or CRM order processing; pharmacy (including picking, packing, and dispatch); revenue collection
Pet food	/**/	Pet portal or CRM order processing; revenue collection
Credits (applies when Banfield allows return of products for reasons other than MWI mis-shipment)	/**/	Order processing; warehouse (including picking, packing, and dispatch); revenue collection

        The Home Delivery Logistics Fees will be invoiced and paid in accordance with Section 3 below. The Home Delivery Logistics Fees will not be subject to adjustment without the mutual written agreement of Banfield and MWI. The above Home Delivery Logistics Fee pricing assumes that MWI will provide the applicable logistics functions, and systems support, as set forth in the above schedule, for all existing Banfield practice-owned hospitals and any new practice-owned hospitals that will be opened during the term of this Agreement. Such pricing also assumes that Banfield will make reasonable efforts to have Charter Practices utilize MWI for all such functions. Orders by (i) Banfield practice-owned and Charter Practice hospitals, (ii) Banfield inside sales, (iii) Banfield associates, and (iv) Banfield clients will be placed using the pet portal, CRM system, or some other electronic means. For purposes of this Agreement, "practice-owned" means those hospitals owned and operated directly by Banfield or owned and operated by A Caring Doctor, P.C.; A Caring Doctor (Minnesota), P.A.; A Caring Doctor (New Jersey), P.C.; A Caring Doctor (North Carolina), P.C.; or A Caring Doctor (Texas), P.C. For the purposes of this Agreement, "Banfield client" means any pet owner that Banfield deems a client and is eligible for retail sale of home delivery products.

        2.    Payment Terms.    For the Initial Term of this Agreement, MWI will extend payment terms to Banfield of /**/ days from the later of the date of shipment or date of invoice, it being understood that the date of invoice is the date an invoice is generated in MWI's system. Banfield agrees to make all payments via electronic funds transfer.

        3.    Ordering.    MWI has developed and will continue to maintain, at MWI's expense, the Internet based home delivery system linked to Banfield's pet portal and CRM systems. Banfield shall use this system or the system of their choosing to maintain online formulary, track inventory, confirm delivery addresses, assess freight and tax, submit orders, track order status, track shipment, and report sales tax.

        4.    Freight.    On all sales, title and risk of loss will pass upon delivery of the goods to the Banfield hospital, Banfield client, or such other destination as designated. MWI will make arrangements for transportation of all goods to Banfield clients for home delivery by the most economical carrier available. MWI will pay the carriers. All home delivery goods will be shipped using the most economical method available (including First Class Mail), unless specified by Banfield for expedited delivery at Banfield's cost. MWI will charge Banfield freight expense as a percentage of the home delivery product price for merchandise shipped by MWI. The percentage, which may be adjusted each quarter, will be equal to the actual home delivery freight costs (without mark up) as a percentage of the total price for home delivery merchandise shipped during the previous quarter. Actual freight costs will include all freight charges and applicable fees (based on the maintenance of at least one national pharmacy by MWI); and will reflect the benefit of contract and volume discounts received by MWI; provided, however, that no freight costs or fees will be included to the extent they result from shipping any product by a mode of transportation or carrier other than those specified above without the approval of Banfield. MWI will maintain complete records of all freight costs and will make such records available for audit by Banfield at any time upon no less than 72 hours prior written notice from Banfield. MWI and Banfield will regularly review freight companies, contracts, delivery methods and processes in an effort to reduce delivery costs to Banfield.

        5.    Provisions Regarding Delivery.    Unless otherwise requested by Banfield or Banfield clients, all home delivery orders will be delivered directly to the Banfield client. MWI shall work with the respective carriers and use commercially reasonable efforts to insure the timely delivery of any home delivery orders.

        6.    Fill or kill.    MWI will not ship, or otherwise deliver, any "incomplete" Banfield Home Delivery orders and will cancel unshipped orders five days after having received the order. Order cancelation will be communicated to Banfield within 24 hours. Incomplete Banfield Home Delivery orders shall be defined as those orders in which MWI does not have 100% of the product in stock, and is unable to fully fill the order.

        7.    System Development.    MWI, in conjunction with Banfield, shall work together to continue to develop and explore potential home delivery system solutions for a broader formulary, PetWare integration, and reporting.

        8.    Shipping Errors.    In the event that MWI makes a shipping error, i.e., shipping a product not ordered or shipping a quantity of product not as ordered, MWI will not charge Banfield for the logistics fee and applicable freight related to the incorrect shipment. When MWI is notified and it is determined that there has been a shipping error, MWI's Banfield Customer Service team will re-enter an order to ship the correct product, and at that time will issue a credit to Banfield for the logistics fee and freight relating to the incorrect shipment, and will also issue a credit for the logistics fee and freight that will be assessed when the incorrect product is returned. When applicable, MWI's Banfield Customer Service team will provide a return label directly to the affected Banfield client.

        9.    Supply.    MWI realizes that Banfield relies upon MWI as Banfield's sole-source Home Delivery pharmacy and will therefore program its inventory system to stock the highest service level available for all products on the Banfield Home Delivery formulary. Banfield branded items and other inventory items unique to Banfield will be segregated and maintained in a special Banfield "virtual warehouse" at MWI's Edwardsville pharmacy and warehouse and be made available only to Banfield.

        10.    Term.    This Agreement shall be effective for an initial term of July 1, 2009 through June 30, 2012 (the "Initial Term"). After the first and second twelve month periods of the Initial Term, the parties will analyze the fiscal results of the prior twelve months and review the Home Delivery Logistics Fee pricing. During the final 90 days of the Initial Term, MWI and Banfield will analyze the fiscal results of the prior three years and agree upon any revisions to the Home Delivery Logistics Fee pricing or other aspects of this Agreement (the "Review Period"). During this time Banfield and MWI will discuss and assess options to reduce costs to Banfield. If the parties reach agreement in writing upon any adjustments to pricing or other provision of this Agreement during the Review Period, then the term of this Agreement will continue for an additional 12 months from the end of the Initial Term. If, before or during the first 30 days of the Review Period either party communicates a concern or required revision in writing and a resolution is not achieved to the mutual satisfaction of both parties during the Review Period, this Agreement shall terminate at the end of the Initial Term. If no such communications are set forth in writing before or during the first 30 days of the Review Period, this Agreement will automatically renew for an additional 12 months from the end of the Initial Term. This process will continue year after year, unless MWI and Banfield cannot reach agreement during any Review Period.

        11.    Termination.    Notwithstanding anything in Section 10 hereof, either party may terminate this Agreement at any time, whether during or after the Initial Term, with or without cause, provided that Banfield will give MWI at least one hundred fifty (150) days prior written notice if Banfield elects to terminate and MWI will give Banfield at least one hundred fifty (150) days prior written notice if MWI elects to terminate. Upon termination of this Agreement, any and all rights and obligations of the parties under this Agreement will terminate, provided that all rights, obligations or liabilities accrued hereunder prior to termination, and all rights or obligations which by their nature or express duration extend beyond the termination of this Agreement, will survive termination and continue in effect indefinitely or for that express duration.

        12.    Confidential Information.    Except for any disclosure required by law, each party agrees to retain all confidential information received from the other party in confidence, not to disclose any such information to any other person, and not to use any such information for its own benefit, to the other party's detriment or for any purpose other than in furtherance of this Agreement. All information which either party and any of its agents receives at any time from the other party or any of its agents shall be deemed confidential and subject to the provisions of this Section 12, whether the information shall be received orally, in writing, visually, by inspection of documents, products or processes, by electronic transmission, or in any other form or manner, excepting only information which the recipient establishes was generally available to the public at the time of disclosure or subsequently became generally available to the public other than as a result, directly or indirectly, of disclosure by the recipient or its agents. Information shall be confidential and shall be subject to this Section 12 whether or not it is marked or designated "confidential" at the time of disclosure. Notwithstanding the provisions above, the recipient may disclose confidential information to its agents only to the limited extent necessary to carry out this Agreement and maintain the business relationship. The recipient shall be fully responsible for any use or disclosure of confidential information by any of its agents in violation of this Section 12.

        13.    Force Majeure.    In the event MWI shall be unable or fail at any time to supply, or Banfield shall be unable or fail at any time to take and purchase, any product to be sold and purchased hereunder in consequence of fire, explosion, accident, earthquake, flood, drought, embargo, war (whether or not declared), riot, terrorist attack, governmental act, delay or failure of carriers, Acts of God, or any other contingency or delay or failure or cause beyond the control of the party affected, excluding economic conditions affecting either party, MWI shall not be liable to Banfield for failure to supply the product, nor shall Banfield be liable to MWI for failure to take or purchase the product, during the period of such disability or failure.

        14.    Notices.    All notices and other communications ("Notices") shall be in writing and may be delivered (i) in person, with the date of notice being the date of personal delivery, (ii) by United States Mail, postage prepaid for certified or registered mail, return receipt requested, with the date of notice being the date of the postmark on the return receipt, (iii) by fax, with confirmation of the transmittal of the fax and a copy of the fax deposited on the same day in the United States Mail, with the date of notice being the date of the fax, (iv) by e-mail, with confirmation of sending of the e-mail and a copy of the e-mail deposited on the same day in the United States Mail, with the date of notice being the date of the e-mail, (v) by nationally recognized delivery service such as Federal Express, with the date of notice being the date of delivery as shown on the confirmation provided by the delivery service.

Notices shall be addressed to the following addresses, or such other address as one party shall provide the other parties:

If to MWI:	651 S. Stratford Drive, Suite 100		If to Banfield:	8000 Tillamook Street
	Meridian, ID 83642			Portland, OR 97213
	Attn:	Banfield Executive		Attn:	Senior Director
		Account Manager			of Purchasing
	Fax:	208-955-8999		Fax:	503-922-6147
With a copy to:	651 S. Stratford Drive, Suite 100		With a copy to:	Banfield, The Pet
	Meridian, ID 83642			Hospital
	Attn:	President		8000 Tillamook Street
	Fax:	208-955-8999		Portland, OR 97213
				Attn:	Legal Counsel
				Fax:	503-922-6112

        15.    Entire Agreement, Modifications and Waiver.    This Agreement constitutes the entire agreement and understanding of the parties and supersedes any prior agreements and understandings between the parties with respect to the specific subject matter hereof. This Agreement cannot be modified except in writing signed by both parties. No waiver of any term or condition of this Agreement shall be deemed to be a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

        16.    Governing Law.    This Agreement shall be governed by, interpreted, construed, and the respective rights of the parties hereto determined and all claims and disputes, whether in tort, contract or otherwise, resolved according to the laws of the State of Oregon notwithstanding any conflict of law principles to the contrary. Any proceeding initiated by MWI arising out of or in connection with this Agreement will be determined solely by a state or federal court in Multnomah County, Oregon, and any proceeding initiated by Banfield arising out of or in connection with this Agreement will be determined solely by a state or federal court located in Ada County, Idaho, and the parties consent to the jurisdiction and venue of those courts.

        17.    Successors and Assignment.    All of the terms and provisions of this Agreement will be binding on and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign, delegate or transfer to third parties its rights or obligations hereunder without the prior written consent of the other party.

        18.    Attorney Fees.    In the event of any legal proceeding arising out of or in connection with this Agreement or the services provided for herein, or arising with respect to one of the parties, including but not limited to arbitrations, bankruptcy and reorganization proceedings and appeals, the prevailing party will be entitled to recover from the other party its costs, disbursements and reasonable attorney fees as determined by the court, arbitrator or other presiding official.

        19.    Counterpart Signatures.    This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

        In Witness Whereof, the parties have executed this Agreement as of the date first written above.

MEDICAL MANAGEMENT INTERNATIONAL, INC.		MWI VETERINARY SUPPLY CO.
By	/s/ ALAN STEWART Print Name: Alan Stewart Its: CFO/CAO	By	/s/ JIM CLEARY Jim Cleary President & CEO
By	/s/ JOHN PAYNE Print Name: John Payne Its: CEO	By	/s/ BRIAN TOPPER Brian Topper Banfield Executive Account Manager

QuickLinks

  EXHIBIT 10.9